Filed pursuant to Rule 433

Registration No. 333-135007

August 16, 2006

HSBC Holdings plc

Final Term Sheet

Lead Managers:	HSBC Securities (USA) Inc. (91.75%)
Co-Managers:	Banc of America Securities LLC (2.75%) Citigroup Global Markets Inc. (2.75%) J.P. Morgan Securities Inc. (2.75%)
Structure:	Reopening of the 30 year Global Fixed Rate Subordinated Notes
Ratings:	Aa3/A+/AA-(Pos Outlook/Stable/Pos Outlook)
Pricing Date:	August 16, 2006
Interest Accrual Date:	May 3, 2006
Settlement Date:	August 23, 2006
Maturity Date:	May 2, 2036
Form of Note:	Subordinated Dated Notes (Lower Tier II)
Form of Offering:	SEC Registered Global
CUSIP:	404280AG4
ISIN:	US404280AG49

Transaction Details

Principal Amount:	$400,000,000
Benchmark Treasury:	UST 4.5% 02/36
Treasury Yield:	5.006%
Treasury Price:	92-08
Re-offer Spread:	UST + 125 basis points
Coupon:	6.500%
Re-offer Yield:	6.256%
Amount of Accrued Interest:	$7,944,444.44
Price to Investor:	103.262%, plus accrued interest from May 3, 2006 to, but not including, August 23, 2006, the date HSBC Holdings expects to deliver the notes offered by this Final Term Sheet
Gross Fees:	0.875%
Net Price to Issuer:	102.387%
Total Proceeds to Issuer:	$409,548,000, plus accrued interest from May 3, 2006 to, but not including, August 23, 2006
Coupon Payment Dates:	Semi-annual on each May 2, and November 2, commencing on November 2, 2006
Call Features:	NCL
Day Count Convention:	30/360
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Listing:	NYSE
Further Issuance:

The notes will be a further issuance of, and will be consolidated to form a single series with, the US$900,000,000 aggregate principal amount of HSBC Holdings plc’s outstanding 6.5% Notes due May 2, 2036.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.